EXECUTIVE EMPLOYMENT AGREEMENT

As of the 1st day of May 2015, this EMPLOYMENT AGREEMENT is entered into by and FTE Networks, Inc, a Nevada corporation (the “Company”), and Anthony Sirotka undersigned individual (“Executive”).

RECITALS

A. The Executive has agreed to continue to serve as an executive officer of the Company as the Senior Vice President of Business Development (“SVP-BD”).

B. The Company and Executive desire to enter into this Executive Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Employment.

(a) Term. The Company hereby employs Executive to serve as the Senior Vice President of Business Development (“SVP-BD”) of the Company. The employment with the Company is period of time commencing May 1, 2015 for a thirty-six (36) month period (“Initial Term”). This Agreement shall renew and be automatically extend for additional twelve (12) month periods (“Renewal Terms”) unless either party provides ninety (90) days written notice prior to the end of the then existing term of the Company’s or Executive’s election not to extend the term. Notwithstanding the above, this Agreement is expressly contingent upon the Company securing a credit facility as set forth in Section 15 (a) to this Agreement.

(b) Duties and Responsibilities. Executive will be reporting to the Company’s Board of Directors. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of his or her position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company’s Board.

(c) Location. The location at which Executive shall perform services for the Company shall be 5495 Bryson Drive, Suite 423, Naples, Florida 34109, or at another location mutually acceptable to the parties.

2. Compensation.

(a) Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of one hundred seventy five thousand dollars ($175,000.00), payable in bi-weekly installments consistent with Company’s payroll practices. Any accrued salary must be paid out at year-end, each year.

(b) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(c) Bonus. Executive shall also be entitled to a bonus determined at the discretion of the Board of Directors. The Company shall set proposed milestones and proposed bonuses if those milestones are met, each quarter.

(d) Equity. Executive shall receive twenty five thousand ($25,000) stock options, representing 1% of the total outstanding company fully diluted shares, in the form of Series F Preferred Stock, or equivalent, issued at the earliest of 24 months from the execution of this document, 30 days prior to any significant conversion event (including stock splits), or upon demand by the Executive, subject to availability of Series F, or equivalent, shares.

3. Other Employment Benefits.

(a) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his or her duties under this Agreement.

(b) Benefit Plans. At the expense of the company, Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(d) below).

(c) Vacation. Executive shall be entitled to four (4) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations. Should such vacation not be taken during the term of this Agreement then said amount shall accrue and the amount due thereunder will be made due and payable at the end of the term of this Agreement.

(d) Stock Options. Executive shall be entitled to options to acquire shares of the Common Stock of the Company pursuant to the terms of the Company’s Stock Option Plan.

(e) Business Activities. Executive shall devote a substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company, Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his or her ability to carry out his duties hereunder.

4. Termination of Employment.

(a) Without Cause. The Company may not terminate Executive’s employment hereunder without cause.

(b) For Cause. Notwithstanding anything herein to the contrary, the Company may only terminate Executive’s employment hereunder for cause for any one of the following reasons: (1) conviction of a felony where imprisonment is imposed, (2) commission of any act of theft, fraud, or falsification of any employment or Company records in any material way, (3) Executive’s failure or inability to perform any material reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or (4) material breach of this Agreement which breach is not cured within thirty (30) days following written notice of such breach. Executive shall be entitled to a pre-termination hearing before and decision by the Board of Directors prior to termination. Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof.

(c) Termination for Good Reason. Executive may terminate his or her employment with the Company for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a Change in Control as set forth in Section 4 (d), (ii) relocation of the Company’s executive offices more than thirty (30) miles from the current location, without Executive’s concurrence; (iii) any material breach by the Company of this Agreement; (iv) a material change in the principal line of business of the Company, without Executive’s concurrence, or (v) any significant change in the Executive’s duties and responsibilities. If the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall be entitled to Benefits as stated in the Termination Benefits set forth in Section 4(g)(1).

(d) Termination upon Change of Control. If the Executive’s employment is terminated for Good Reason in connection with a Change in Control, the Executive shall be entitled to benefits set forth in the Termination Benefits set forth in Section 4(g)(1). For purposes of this Agreement a Change of Control of the Company shall be deemed to have occurred at such time as:

(i) Change in Ownership. any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

(ii) Sale. any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(iii) Liquidation. A plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

(iv) Board Determination. The Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

(e) Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his or her essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 180 consecutive days. Upon such termination, Executive shall be entitled to Termination Benefits set forth in Section 4(g)(1).

(f) Death of Executive. In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Termination Benefits set forth in Section 4(g)(1).

(g) Termination Benefits

(i) In the event of: (1) an involuntary termination of Executive’s employment by the Company for any reason other than Cause, (2) Executive’s resignation for Good Reason or termination in connection with a Change of Control, (3) Disability or (4) Death, Executive or his or her heirs shall be entitled to payment of all remaining Compensation and Benefits set forth in Sections 2 and 3 for the balance of the Initial Term, or Renewal Term(s) if applicable, in a single lump sum cash payment on the sixtieth (60th) day following Executive’s Termination Date. In addition, for a period of up to eighteen (18) months following Executive’s Termination Date, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this eighteen (18) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage). With respect to any outstanding Company stock or stock options held by or entitled to be issued to the Executive as of his or her Termination Date that are not vested and exercisable as of such date, the Company shall accelerate the vesting of that portion of the Executive’s stock options, if any, which would have vested and become exercisable during the term, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of a period of one year after the Executive’s Termination Date, or the original term of the option. Except as provided in this Section, any portion of Executive’s outstanding stock options that are not vested and exercisable as of Executive’s Termination Date shall terminate.

(ii) Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall not receive all of benefits pursuant to Section 4 (g) (i). The Company shall pay Executive for unpaid base salary, accrued (and prorated) bonus, stock options or stock (if any) and accrued vacation to the date of termination thereof, as well as provide COBRA coverage for a period of up to eighteen (18) months following Executive’s Termination Date.

5. Obligations of Executive upon Termination or Expiration of this Agreement. Upon the termination or expiration of this Agreement, Executive shall immediately:

(a) Return all of the Company’s property;

(b) Discontinue the use of any and all of the Company’s property and proprietary and confidential information including methods, designs, marketing techniques, contracts, etc., in connection with the operation of the Company;

(c) Discontinue the use of all of the Company’s trademarks, service marks, slogans or logos and materials that contain such or any colorable imitations or variations thereof. This shall include the immediate cessation and use of all telephone numbers, advertising products, signs, etc., which contain such trademarks, service marks, slogans or logos;

(d) Discontinue the use of and return to the Company any and all information documentation in which Executive prepared and/or received while employed by the Company, including, but not limited to, employee manuals, plans, reports, licenses, contracts, purchase orders, letters, memoranda, work product and communications with the Company, its customers and parties relating to matters concerning the Company; and

(e) Upon request of the Company, reasonably assist and cooperate with and provide all information and documentation to the Company in and concerning matters in which the Executive was involved in any capacity while employed by the Company.

6. Confidential Information. Executive acknowledges that the nature of Executive’s engagement by the Company is such that Executive shall have access to information of a confidential nature. Such information includes financial, legal, or any other secret or confidential information relating to the business affairs of the Company or its Affiliates (the “Confidential Information”). Executive shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extend such disclosure is (a) required by applicable law, (b) lawfully obtainable from other sources, or (c) authorized in writing by the Company. Upon termination of Executive’s employment with the Company for any reason, Executive shall deliver to the Company all documents, records, notebooks, work-papers and all similar material containing any of the foregoing information, whether prepared by Executive, the Company or anyone else.

7. Inventions.

(a) “Inventions” means all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, and other information, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which are conceived, created, authored, developed, or reduced to practice by Executive, either alone or jointly with others, whether on the premises of the Company or not, during any consulting relationship (including, without limitation, all periods of consultancy with or provision of any services to the Company prior to the Effective Date); provided, however, that any of the foregoing occurring neither on the premises of nor through the use of the property of nor at the direction of the Company and which (i) do not relate to the actual or anticipated business, activities, research or investigations of the Company, and (ii) do not result from or are not suggested by work performed by Executive for the Company (whether or not made or conceived during normal working hours or on the premises of the Company) shall not constitute Inventions for purposes of this Agreement.

(b) Executive hereby acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company is to be the “author” within the meaning of the Act. Executive acknowledges and agrees that all Inventions are the sole and exclusive property of the Company. In the event that title to any or all of the Inventions does not or may not, by operation of law, vest in the Company, Executive hereby assigns to Company all its right, title and interest in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all writing relating thereto in Executive’s possession or control. Executive hereby expressly waives any moral rights or similar rights in any Invention or any such work made for hire.

(c) Executive agrees not to file any patent, copyright or trademark applications relating to any Invention. Executive agrees to assist the Company whether before or after the termination or expiration of this Agreement or any consulting relationship with Company, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company’s rights in the Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by the Company.

(d) If the Company is unable, after duly reasonable effort, to secure Executive’s signature on any such documents, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to do all lawfully permitted acts (including, but not limited to, the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by Executive.

8. Restrictive Covenants. In consideration for the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, the compensation and other benefits provided by the Company to Executive, and the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants:

(a) Non-Solicitation. Executive agrees that, during the Term and thereafter during the Restricted Period (as such term is defined herein), other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i) Solicit or attempt to solicit business from, interfere with or attempt to interfere with, or do business with any customer or client of the Company or any Affiliate with whom the Company or any Affiliate did business or who the Company or any Affiliate solicited within the twelve month period preceding the termination of Executive’s employment. This restriction shall only prohibit soliciting, attempting to solicit or transacting business with any person or entity, other than the Company or any Affiliate, engaged in the Business (as such term is defined herein) of the Company or any Affiliate; or

(ii) Solicit, induce or attempt to solicit or induce, engage, or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or any Affiliate or who was employed by the Company or any Affiliate within the twelve month period preceding the termination of Executive’s employment (general advertisements and similar solicitations not directed at any specific individuals shall not be considered solicitation for this purpose).

For purposes of this Agreement:

“Restricted Period” means a period of six (6) months immediately following the date of Executive’s termination from employment for any reason.

“Business” means a person or entity whose business is similar to or in any way competitive with the line of business engaged in by the Company or any Affiliate; or any other business the Company or any Affiliate engages in during Executive’s employment and in which Executive participated or of which Executive had knowledge of Confidential Information.

“Affiliate” means, any entity which directly or indirectly controls, is controlled by, or is under common control with the Company for so long as such control exists, where “control” means the decision-making authority as to such entity and, further, where such control shall be presumed to exist where an entity owns more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the other entity.

(b) Tolling. If Executive violates any of the restrictions contained in this Section 8, the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation.

(c) Remedies. Executive acknowledges that the restrictions contained in this Section 8, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of this Section 8 may result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of this Section 8, the Company may seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Executive against the Company not predicated on this Agreement shall not constitute a defense to the enforcement by the Company of this Section 8. If Executive, during the Restricted Period, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in this Section 8. The Company shall be entitled to advise such person or entity of the provisions of this Section 8 and to otherwise deal with such person or entity to ensure that the provisions of this Section 8 are enforced.

(d) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.

(e) Applicability. The obligations and remedies set forth in Section 8 shall not apply in the event that the Company breaches the terms of this Agreement.

9. Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

10. No Inconsistent Obligations. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

11. Section 409A:

(a) The Company and Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”), or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 8. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 4 of this Agreement shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A as determined by the Company in accordance with Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Executive) until the date that is at least six months following Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code) (the “Permitted Payment Date”). Thereafter, payments will commence and continue in accordance with this Agreement until paid in full; provided that any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the Permitted Payment Date.

(b) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31 of the calendar year following the calendar year in which the expense was incurred. This Section 11 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

12. Indemnification Agreement. The Company at its sole expense agrees to maintain insurance protecting its officers and directors against all losses arising out of actual or threatened actions, suits or proceedings to which such persons may be made or threatened to be made parties (“ D & O Insurance “). In addition to D&O Insurance covering Executive, the Company hereby agrees to indemnify, defend and hold harmless Executive, in his or her capacity as an officer and director, from any and all liability, attorney fees, costs and costs arising out of any and all transactions, events or occurrences including but not limited to personal guarantees to which Executive executed in the past or shall execute in the future. The Company obligates itself to indemnify, defend and hold harmless, and to advance expenses and other sums on behalf of Executive to the fullest extent permitted by applicable law in consideration for Executive serving or continuing to serve the Company free from undue concern of any personal liability or costs of any nature.

13. Governing Law: This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law doctrine.

14. Arbitration: Executive and the Company agree that any claim, controversy or dispute between Executive and the Company or any Affiliate (including, without limitation, their respective stockholders, directors, officers, employees, representatives or agents) arising out of or relating to this Agreement, except for any alleged breach of Sections 6, 7 and 8 of this Agreement, shall be submitted to and be settled by binding arbitration in a forum of the American Arbitration Association (“AAA”) located in Collier County, the State of Florida. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by Executive and (b) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement. Any arbitration award shall be final and binding upon the parties, and any court (state or federal) having jurisdiction may enter a judgment on the award.

15. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(b) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(c) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(d) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(e) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(f) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(g) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(h) Representation By Counsel; Interpretation: The Company and Executive each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provision of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

FTE NETWORKS, INC.		EXECUTIVE

By:		By:
	Michael Palleschi, CEO and Chairman		Anthony Sirotka
	5495 Bryson Drive, Suite 423		308 E. 79th St., Apt 6G
	Naples, Florida 34109		New York, New York 10075
	P: 239.561.0112		P: 917.574.0506

	Date : 5/1/15		Date : 5/1/15